CUSTODY AGREEMENT

BETWEEN

THE HUNTINGTON NATIONAL BANK

AND

THE CATALYST FUNDS

APPENDIX B

Series of the Trust

Amended as of April 25, 2007

•

Catalyst Value Fund

•

Listed Private Equity Plus Fund

Approved by:

Catalyst Funds

Huntington National Bank

/s/

Jerry Szilagyi, Trustee

Name, Title